FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177707-01

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333-177707) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-294-1322 or by e-mail to dg.prospectus_distribution@baml.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

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$1,015,614,000 (Approximate)
Morgan Stanley Bank of America Merrill Lynch Trust 2013-C8
as Issuing Entity
Banc of America Merrill Lynch Commercial Mortgage Inc.
as Depositor
Bank of America, National Association
Morgan Stanley Mortgage Capital Holdings LLC
as Sponsors and Mortgage Loan Sellers

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2013-C8

Update
January 31, 2013

This free writing prospectus relates to Banc of America Merrill Lynch Commercial Mortgage Inc.’s offering of Classes A-1, A-2, A-SB, A-3, A-4, X-A, A-S, B, PST and C of its Series 2013-C8 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated January 29, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000095 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated January 29, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000089 (the “Term Sheet”):

Structural Update

1.           The attached tables entitled “Initial Certificate Principal Balance Outstanding for the Class A-SB Certificates at the Specified CPRs” and “Initial Certificate Principal Balance Outstanding for the Class A-3 Certificates at the Specified CPRs” replace the tables with the same titles under the heading “YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS—Weighted Average Life” in the Free Writing Prospectus.

2.           The attached Appendix VII (Class A-SB Planned Principal Balance) replaces Appendix VII to the Free Writing Prospectus.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Initial Certificate Principal Balance Outstanding for the Class A-SB
Certificates at the Specified CPRs

	0% CPR During Lock-out Periods (Including Yield Maintenance, Defeasance and Prepayment Consideration Lock-out Periods) — otherwise at indicated CPR

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
February 2013	100%	100%	100%	100%	100%
February 2014	100%	100%	100%	100%	100%
February 2015	100%	100%	100%	100%	100%
February 2016	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	83%	83%	83%	83%	83%
February 2020	48%	48%	48%	48%	48%
February 2021	31%	31%	31%	31%	31%
February 2022	13%	13%	13%	13%	13%
February 2023	0	0	0	0	0
Weighted average life (years)	7.32	7.32	7.31	7.31	7.27

Initial Certificate Principal Balance Outstanding for the Class A-3
Certificates at the Specified CPRs

	0% CPR During Lock-out Periods (Including Yield Maintenance, Defeasance and Prepayment Consideration Lock-out Periods) — otherwise at indicated CPR

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
February 2013	100%	100%	100%	100%	100%
February 2014	100%	100%	100%	100%	100%
February 2015	100%	100%	100%	100%	100%
February 2016	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	0	0	0	0%	0
Weighted average life (years)	9.71	9.66	9.59	9.51	9.31

APPENDIX VII

CLASS A-SB PLANNED PRINCIPAL BALANCE

Month	Balance ($)	Month	Balance ($)	Month	Balance ($)
0	98,964,000.00	40	98,964,000.00	80	53,465,875.68
1	98,964,000.00	41	98,964,000.00	81	52,110,414.81
2	98,964,000.00	42	98,964,000.00	82	50,675,886.81
3	98,964,000.00	43	98,964,000.00	83	49,310,545.28
4	98,964,000.00	44	98,964,000.00	84	47,940,369.75
5	98,964,000.00	45	98,964,000.00	85	46,417,758.39
6	98,964,000.00	46	98,964,000.00	86	45,037,333.38
7	98,964,000.00	47	98,964,000.00	87	43,578,559.79
8	98,964,000.00	48	98,964,000.00	88	42,188,077.42
9	98,964,000.00	49	98,964,000.00	89	40,719,535.94
10	98,964,000.00	50	98,964,000.00	90	39,318,925.00
11	98,964,000.00	51	98,964,000.00	91	37,913,353.40
12	98,964,000.00	52	98,964,000.00	92	36,430,157.00
13	98,964,000.00	53	98,964,000.00	93	35,014,350.02
14	98,964,000.00	54	98,964,000.00	94	33,521,212.83
15	98,964,000.00	55	98,964,000.00	95	32,095,097.99
16	98,964,000.00	56	98,964,000.00	96	30,663,930.88
17	98,964,000.00	57	98,964,000.00	97	29,012,240.25
18	98,964,000.00	58	98,964,000.00	98	27,570,141.33
19	98,964,000.00	59	98,964,000.00	99	26,051,468.91
20	98,964,000.00	60	98,960,929.33	100	24,598,875.90
21	98,964,000.00	61	97,429,980.84	101	23,070,011.42
22	98,964,000.00	62	96,132,637.87	102	21,606,849.99
23	98,964,000.00	63	94,751,348.13	103	20,138,503.17
24	98,964,000.00	64	93,444,520.74	104	18,594,338.28
25	98,964,000.00	65	92,054,019.58	105	17,115,311.44
26	98,964,000.00	66	90,737,640.66	106	15,560,773.91
27	98,964,000.00	67	89,416,601.83	107	14,070,991.40
28	98,964,000.00	68	88,012,298.32	108	12,575,927.82
29	98,964,000.00	69	86,681,607.44	109	10,866,316.84
30	98,964,000.00	70	85,267,929.71	110	9,359,883.65
31	98,964,000.00	71	83,927,518.49	111	7,778,728.48
32	98,964,000.00	72	82,582,361.10	112	6,261,345.39
33	98,964,000.00	73	80,999,018.78	113	4,669,555.45
34	98,964,000.00	74	79,643,480.27	114	3,141,144.85
35	98,964,000.00	75	78,205,670.10	115	1,607,314.29
36	98,964,000.00	76	72,729,340.90	116	0.00
37	98,964,000.00	77	71,290,114.53
38	98,964,000.00	78	69,922,434.63
39	98,964,000.00	79	68,549,912.34